UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                              SCHEDULE 13G

               UNDER THE SECURITIES EXCHANGE ACT OF 1934
						ANNUAL FILING

DELPHI AUTOMOTIVE SYSTEMS
(NAME OF ISSUER)
COMMON STOCK
(TITLE CLASS OF SECURITIES)
247126105
(CUSIP NUMBER)
12/31/2003
(DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

			(X) RULE 13D-1(B)
			() RULE 13D-1(C)
			() RULE 13D-1(D)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A
REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT
CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED
IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP NO. 247126105     SCHEDULE 13G       PAGE 2 OF 5 PAGES

1.  NAME OF REPORTING PERSON
    SS OR IRS IDENTIFICATION NO. OF PERSON
    STATE STREET BANK AND TRUST COMPANY, ACTING IN VARIOUS FIDUCIARY
    CAPACITIES.     04-1867445

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP. *

    NOT APPLICABLE                                   A __
                                                     B __


3.  SEC USE ONLY


4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    BOSTON, MASSACHUSETTS

5.  SOLE VOTING POWER
    15,372,455 SHARES
6.  SHARED VOTING POWER
    64,634,119 SHARES
7.  SOLE DISPOSITIVE POWER
    81,441,723 SHARES
8.  SHARED DISPOSITIVE POWER
    192,756 SHARES
9.  AGGREGATED AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    81,634,479 SHARES
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
    SHARES*

    NOT APPLICABLE

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     14.6%

12. TYPE OF REPORTING PERSON*

	BK


                         SCHEDULE 13G        PAGE 3 OF 5 PAGES
ITEM 1.
  (A) NAME OF ISSUER
       DELPHI AUTOMOTIVE SYSTEMS

  (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
       5725 DELPHI DRIVE
	  TROY, MI  48098

ITEM 2.

     (A) NAME OF PERSON FILING
               STATE STREET BANK AND TRUST COMPANY, TRUSTEE


     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
          RESIDENCE

               225 FRANKLIN STREET, BOSTON, MA 02110


     (C) CITIZENSHIP

               BOSTON, MASSACHUSETTS



     (D) TITLE OF CLASS OF SECURITIES

          COMMON STOCK

     (E) CUSIP NUMBER

          247126105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (B)  _X_ BANK AS DEFINED IN SECTION 3(A)(6) OF THE ACT

                       SCHEDULE 13G          PAGE 4 OF 5 PAGES

ITEM 4. OWNERSHIP

  (A) AMOUNT BENEFICIALLY OWNED

       81,634,479 SHARES

  (B) PERCENT OF CLASS

       14.6%

  (C) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
    (I) SOLE POWER TO VOTE OR TO DIRECT THE VOTE
         15,372,455 SHARES
   (II) SHARED POWER TO VOTE OR TO DIRECT THE VOTE
         64,634,119 SHARES
  (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         81,441,723 SHARES
   (IV) SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
         192,756 SHARES

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

		DELPHI AUTOMOTIVE SYSTEMS COPRORATION COMMON STOCK FUND =
          11.5%

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

				SCHEDULE 13G		PAGE  5 OF  5 PAGES



ITEM 10.  CERTIFICATION

          THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE
          STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

          BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.




     THIS REPORT IS NOT AN ADMISSION THAT STATE STREET BANK AND TRUST COMPANY IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS REPORT, AND STATE STREET BANK AND TRUST COMPANY EXPRESSLY DISCLAIMS BENEFICIAL OWNERSHIP OF ALL SHARES REPORTED HEREIN PURSUANT TO RULE 13D-4.

                         SIGNATURE

     AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND
BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                         5 FEBRUARY 2004

                         STATE STREET CORPORATION
                         STATE STREET BANK AND TRUST COMPANY,
                         TRUSTEE

					/s/ SUSAN C. DANIELS
					VICE PRESIDENT